Exhibit 99.1

Contacts:

Investors and Media:

Risa Fisher

rfisher@webmd.net

212-624-3817

WebMD Announces Proposed Offering of Convertible Notes

New York, NY (May 25, 2016) - WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced that it intends to offer $300 million aggregate principal amount of Convertible Notes due 2023 in a private placement. WebMD also expects to grant the initial purchaser in the proposed offering an option to purchase up to an additional $60 million aggregate principal amount of notes. The notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will be convertible into shares of WebMD’s common stock, based on a conversion rate to be determined. Interest on the notes will be payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2016. The notes will mature on June 15, 2023 unless earlier repurchased or converted in accordance with their terms prior to such date. The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of pricing of the offering.

WebMD intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include acquisitions, repurchases of WebMD common stock, repurchases of outstanding convertible notes and for working capital.

The notes and the common stock of WebMD issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such jurisdiction.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD.com, Medscape.com, MedicineNet.com, eMedicineHealth.com, RxList.com, Medscape Education (Medscape.org) and other WebMD owned sites and apps.

WebMD®, Medscape®, CME Circle®, Medpulse®, eMedicine®, MedicineNet®, theheart.org® and RxList® are among the trademarks of WebMD Health Corp. or its subsidiaries.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on WebMD’s current plans and expectations and involve risks and uncertainties, including those described in our SEC filings.

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